Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

THIRD QUARTER 2013 RESULTS

White Plains, NY — November 7, 2013 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2013.

Third Quarter 2013

Universal American’s reported net loss for the third quarter of 2013 was $12.7 million, or $0.15 per share. Adjusted net loss for the third quarter of 2013 was $7.0 million, or $0.08 per share, which excludes the following after-tax items:

•                  $0.9 million, or $0.01 per share, of net realized investment gains and non-recurring tax benefits; and

•                  $6.6 million, or $0.08 per share, of ACO costs.

Total revenues for the third quarter of 2013 were $520 million.

Nine Months Ended September 30, 2013

Universal American’s reported net loss for the nine months ended September 30, 2013 was $90.6 million, or $1.04 per share. Adjusted net income for the first nine months of 2013 was $8.7 million, or $0.10 per share, which excludes the following after-tax items:

•                  $8.6 million, or $0.10 per share, of net realized investment gains;

•                  $0.8 million, or $0.01 per share, of non-recurring tax benefits;

•                  $18.1 million, or $0.21 per share, of ACO costs; and

•                  $90.6 million, or $1.04 per share, of goodwill impairment relating to APS Healthcare.

Total revenues for the first nine months of 2013 were approximately $1.6 billion.

Management Comments

Richard A. Barasch, Chairman and CEO commented, “This was another tough quarter for Universal American but we have a sound base and we are taking the necessary steps to improve our operating results. In our core Medicare Advantage markets, our HMOs continued to perform in line with our expectations and we saw improved results in our core non-HMO network markets. However, the MBR’s in our non-core markets negatively impacted our results. To begin to address this issue, we are not offering a rural PFFS product in most parts of the country in 2014.

“As we reduce our footprint to participate only in Medicare Advantage markets in which we can impact medical costs and improve quality, we must also reduce our administrative cost structure. Our current run rate is unacceptable and we are highly focused on this issue. That said, some of these expenses, which were targeted on improving the quality of our offerings, have resulted in significantly improved 2014 STAR ratings which bodes well for the future.

“Our capital position remains strong. Even after the payment of the $1.60 per share special dividend in August, we have $5.92 per share of tangible capital as of the end of the third quarter.”

Medicare Advantage

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$400.1	$405.7	$1,225.0	$1,229.1

Operating Income	$3.2	$24.5	$41.8	$73.8

In the third quarter of 2013, our reported Medicare Advantage MBR was 84.6% as compared to 79.2% in the same period in 2012.  Our MBR for the third quarter of 2013 included positive prior period items of $3.5 million, pre-tax, compared to positive prior period items of $16.9 million, pre-tax, in the third quarter of 2012. Excluding these prior period items, the MBR was 85.2% for the third quarter of 2013.

On a restated basis, our MBR was 83.1% in our core markets, including the Southwest HMO. The restated MBR in our non-core markets was 89.1%. The rural markets,

which include approximately 12,000 members whose plans have not been renewed in 2014, had a restated MBR of 94.2%.

Our administrative expense ratio in the third quarter of 2013 was 15.7% compared to 16.1% in the third quarter of 2012.

In the first nine months of 2013, our reported Medicare Advantage MBR was 84.3%, as compared to 81.4% for the same period in 2012.  Our Medicare Advantage MBR for the first nine months of 2013 included positive prior period adjustments of $21.4 million, pre-tax, compared to positive prior period items of $23.5 million, pre-tax, in the same period of 2012. Excluding these prior period items, the MBR was 85.6% for the first nine months of 2013.

On a restated basis, our MBR was 83.6% in our core markets, including the Southwest HMO. The restated MBR in the non-core markets was 89.0%. The rural markets, which includes approximately 12,000 members whose plans have not been renewed in 2014, had a restated MBR of 94.6%.

The administrative expense ratio in the first nine months of 2013 was 13.5% compared to 14.0% in the first nine months of 2012.

Medicare Advantage 2014 Stars

Our 2014 Star ratings improved considerably, with approximately 75% of our core membership now in plans rated 4 Stars.  A summary of these ratings is presented below:

2014 Universal American Medicare Advantage Plans

Contract	Plan Name	Location	Members	2014 Star Rating	Change
H4506	Texan Plus HMO	Southeast Texas	49,600	4.0	+.5
H2816	Today’s Options Network PFFS	Northeast	27,100	4.0	+1.0
H2775	Today’s Options PPO	Northeast	13,200	3.5	+.5
H3333	Today’s Options PFFS	Northeast (rural)	2,000	3.5	—
H3706	Generations Healthcare HMO	Oklahoma City	6,000	3.0	—
H5656	Texan Plus HMO	North Texas (Dallas)	4,600	3.0	—
H5378	Today’s Options PPO	Midwest, Southeast	3,400	3.0	+.5
H6169	Today’s Options Network PFFS	Midwest, Southeast	15,700	3.0	+.5

Current Medicare Advantage membership is approximately 133,500, which includes approximately 12,000 rural members whose plans were not renewed in 2014.

Traditional Insurance

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$57.7	$64.1	$177.9	$200.9

Operating Income	$4.3	$4.3	$11.7	$14.1

Revenues in our Traditional Insurance segment declined year-over-year for the three and nine months ended September 30, 2013 due to the continued run-off of our legacy insurance products, which we stopped marketing and selling after June 1, 2012. Year-to-date operating income declined for the same reason, while comparable quarter-to-date operating income was flat due to an improved MBR on the smaller block of business.

Corporate & Other

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2013	2012	2013	2012

Revenue	$62.4	$77.7	$209.8	$186.1

Operating Loss	$(27.2)	$(12.6)	$(157.3)	$(38.6)

Our Corporate & Other segment includes start-up and operating costs associated with our ACO business, the operations of APS Healthcare since its acquisition on March 2, 2012, and the operations of our parent holding company, including debt service. Our segment operating loss for the three months ended September 30, 2013 increased year-over-year primarily due to an increase in our ACO costs and increased operating expenses. Our segment operating loss for the nine month period ended September 30, 2013 increased year-over-year primarily due to a $91.7 million goodwill impairment charge related to the APS Healthcare transaction we incurred in the second quarter of 2013 as well as an increase in our ACO costs and other operating expenses.

Investment Portfolio

As of September 30, 2013, Universal American has $1.1 billion of cash and invested assets as follows:

•                  24% is invested in U.S. Government and agency securities;

•                  The average credit quality of the investment portfolio is AA-; and

•                  Approximately 1% of the portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of September 30, 2013 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity Metrics

As of September 30, 2013:

•                  Total cash and investments were $1.1 billion and total assets were $2.2 billion;

•                  Total policyholder liabilities were $1.1 billion and total liabilities were $1.5 billion;

•                  Stockholders’ equity was $768.0 million and diluted book value per share was $8.63;

•                  Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $5.92;

•                  Unregulated cash of $89.1 million;

•                  $121.3 million of bank debt; and

•                  $40.0 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

•                  Debt to total capital ratio, excluding Accumulated Other Comprehensive Income and including the mandatorily redeemable preferred stock as debt, was 17.5%.

On November 4, 2013, the Company entered into an amendment to its 2012 Credit Facility. The amendment modifies certain financial covenants through December 31, 2014. In connection with the amendment, the Company prepaid all scheduled principal payments through December 31, 2014, totaling $17.8 million.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Thursday, November 7, 2013, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 3rd Quarter 2013 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 3rd Quarter 2013 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*                  *                  *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the impact of the Contract Year 2014 Final Call Letter  which will reduce Medicare Advantage payment rates for calendar year 2014 which may make it more difficult to maintain or grow our business; we are subject to extensive government regulation; CMS still considers the Company to be a high-risk sponsor and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company; recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we may  experience membership losses in our Medicare Advantage business; reductions in funding for Medicare programs could materially reduce our profitability; we may invest significant capital and management attention in new business opportunities, including our ACOs and Medicaid opportunities, that may not be successful; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to improve our CMS Star ratings which may cause certain of our plans to be terminated or to receive less bonuses or rebates than our competitors; we may experience higher than expected medical loss ratios which could materially adversely affect our results of operations; compliance with laws and regulations is complex and expensive and we are often the subject of government investigations, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to participate in government programs such as  Medicare and Medicaid; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; failure of the APS Healthcare business to retain existing contracts or enter into new contracts; problems may arise in integrating the APS Healthcare business, which may result in Universal American not operating as effectively and efficiently as expected or failing to achieve the expected benefits of the transaction; Universal American may be unable to achieve cost-cutting synergies arising out of the transaction or it may take longer than expected to achieve those synergies; the APS Healthcare transaction may involve unexpected costs or  unexpected liabilities, including litigation stemming from the acquisition; a substantial portion of APS Healthcare’s revenues are tied to short-term customer contracts which generally can be terminated without cause.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Consolidated Results
Net premiums and policyholder fees	$487.5	$499.2	$1,493.0	$1,485.0
Net investment income	8.7	10.2	28.1	32.1
Other income	23.4	35.3	83.1	93.3
Realized gains	0.6	4.7	13.2	12.9
Total revenues	520.2	549.4	1,617.4	1,623.3

Policyholder benefits	405.6	392.7	1,241.8	1,202.3
Change in deferred acquisition costs	3.5	1.0	9.5	3.0
Amortization of present value of future profits	2.2	2.2	6.7	5.9
Goodwill impairment charge	—	—	91.7	—
Commissions and general expenses, net of allowances	120.1	128.7	333.2	343.9
Total benefits and expenses	531.4	524.6	1,682.9	1,555.1

(Loss) income before equity in losses of unconsolidated subsidiaries	(11.2)	24.8	(65.5)	68.2

Equity in losses of unconsolidated subsidiaries	(7.9)	(3.9)	(25.1)	(6.0)

(Loss) income before income taxes	(19.1)	20.9	(90.6)	62.2

(Benefit from) provision for income taxes (1)	(6.4)	7.1	—	24.2

Net (loss) income	$(12.7)	$13.8	$(90.6)	$38.0

Per Share Data (Diluted)
Net (loss) income	$(0.15)	$0.16	$(1.04)	$0.44

Diluted Weighted Avg. Shares Outstanding	87.4	87.3	87.4	86.4

See following page for explanation of footnote.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income before Taxes by Segment	2013	2012	2013	2012

Medicare Advantage	$3.2	$24.5	$41.8	$73.8
Traditional Insurance	4.3	4.3	11.7	14.1
Corporate & Other	(27.2)	(12.6)	(157.3)	(38.6)
Realized Gains	0.6	4.7	13.2	12.9

(Loss) income before income taxes	$(19.1)	$20.9	$(90.6)	$62.2

BALANCE SHEET DATA	September 30, 2013
Total cash and investments	$1,120.3
Total assets	$2,226.1
Total policyholder related liabilities	$1,135.1
Total reinsurance recoverable (ceded policyholder liabilities)	$648.2
Outstanding Bank Debt	$121.3
Mandatorily Redeemable Preferred Shares	$40.0
Total stockholders’ equity	$768.0
Diluted book value per common share	$8.63
Diluted common shares outstanding at balance sheet date	89.0

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$758.6
Diluted book value per common share (excluding AOCI) * (2)	$8.53
Tangible book value per common share * (3)	$5.92
Debt to total capital ratio (excluding AOCI) * (4)	17.5%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Adjusted net (loss) income (5)	$(7.0)	$14.9	$8.7	$45.3
Per share (diluted) — Adjusted net (loss) income	$(0.08)	$0.17	$0.10	$0.53

*     Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) Our effective tax rate was 33.4% for the third quarter of 2013 compared to 33.7% for the third quarter of 2012 and included non-recurring tax benefits of $0.5 million and $1.4 million, respectively. The variance in the effective tax rate compared with the 35% federal rate was driven by permanent items, primarily relating to non-deductible executive compensation and interest on the mandatorily redeemable preferred stock as well as foreign and state income taxes partially offset by the non-recurring tax benefits. For the nine months ended September 30, 2013, our effective tax rate was less than 0.1% compared to 38.9% for the same period in 2012 and included non-recurring tax benefits of $0.8 million and $1.5 million, respectively. The variance in the effective tax rate compared with the 35% federal rate was driven by permanent items, relating to non-deductible goodwill impairment, executive compensation, APS Healthcare transaction costs and interest on the mandatorily redeemable preferred stock as well as foreign and state income taxes partially offset by the non-recurring tax benefits.

(2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3) Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus the Mandatorily Redeemable Preferred Shares.

(5) Adjusted net (loss) income is calculated as net (loss) income excluding the following items on an after-tax basis: goodwill impairment, net realized gains, non-recurring tax benefits, ACO costs, APS Healthcare transaction costs and pre Part D transaction stock-based compensation expenses.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	September 30, 2013	December 31, 2012
Total stockholders’ equity	$768.0	$1,012.5
Less: Accumulated other comprehensive income	9.4	29.1

Total stockholders’ equity (excluding AOCI)	$758.6	$983.4

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	September 30, 2013	December 31, 2012
Diluted Book Value per Common Share
Total stockholders’ equity	$768.0	$1,012.5
Proceeds from assumed exercises of vested options	—	—
	$768.0	$1,012.5
Diluted common shares outstanding	89.0	88.3

Diluted book value per common share	$8.63	$11.47

Total stockholders’ equity (excluding AOCI)	$758.6	$983.4
Proceeds from assumed exercises of vested options	—	—
	$758.6	$983.4
Diluted common shares outstanding	89.0	88.3

Diluted book value per common share (excluding AOCI)	$8.53	$11.14

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

	September 30, 2013	December 31, 2012
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$758.6	$983.4
Less: intangible assets (1)	(231.8)	(334.7)
Proceeds from assumed exercises of vested options	—	—
Total stockholders’ equity (excluding AOCI)	$526.8	$648.7

Diluted common shares outstanding	89.0	88.3

Tangible book value per common share	$5.92	$7.35

(1)         Intangible assets at September 30, 2013 include goodwill ($150.5 million), deferred acquisition costs, net of taxes ($60.6 million) and amortizing intangible assets, net of taxes ($20.7 million). Intangible assets at December 31, 2012 include goodwill ($242.9 million), deferred acquisition costs, net of taxes ($66.8 million) and amortizing intangible assets, net of taxes ($25.0 million).

Universal American uses Tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets on a per share basis.

	September 30, 2013	December 31, 2012
Debt to Total Capital Ratio
Outstanding bank debt	$121.3	$132.0
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total outstanding debt	$161.3	$172.0

Total stockholders’ equity	$768.0	$1,012.5
Outstanding bank debt	121.3	132.0
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$929.3	$1,184.5

Debt to total capital ratio	17.4%	14.5%

Total stockholders’ equity (excluding AOCI)	$758.6	$983.4
Total outstanding bank debt	121.3	132.0
Mandatorily Redeemable Preferred Shares	40.0	40.0
Total capital	$919.9	$1,155.4

Debt to total capital ratio (excluding AOCI)	17.5%	14.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Adjusted Net (Loss) / Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net (loss) income	$(12.7)	$13.8	$(90.6)	$38.0
Net realized gains, after-tax	(0.4)	(3.0)	(8.6)	(8.4)
Non-recurring tax benefit	(0.5)	(1.4)	(0.8)	(1.5)
ACO start-up, after-tax	6.6	3.9	18.1	10.2
Goodwill impairment, after-tax	—	—	90.6	—
Other non-recurring items, after-tax	—	1.6	—	7.0
Adjusted net (loss) income	$(7.0)	$14.9	$8.7	$45.3

Per share (diluted):
Net (loss) income	$(0.15)	$0.16	$(1.04)	$0.44
Net realized gains, after-tax	—	(0.03)	(0.10)	(0.10)
Non-recurring tax benefit	(0.01)	(0.02)	(0.01)	(0.02)
ACO start-up, after-tax	0.08	0.04	0.21	0.12
Goodwill impairment, after-tax	—	—	1.04	—
Other non-recurring items, after-tax	—	0.02	—	0.09
Adjusted net (loss) income	$(0.08)	$0.17	$0.10	$0.53

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized investment gains, non-recurring tax benefits, ACO costs, goodwill impairment, APS Healthcare transaction costs and pre-Part D transaction stock-based compensation expenses as a basis for evaluating operating results. Although the excluded items may recur, we believe that these items do not relate to the performance of Universal American’s core business operations and that adjusted net (loss) / income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609
Fred Buonocore (212)-836-9607